Exhibit 99.(h)(2)(iii)

Dated as of November 24, 2010

EXHIBIT A

to Transfer Agency and Related Services Agreement

dated August 20, 2001 between PFPC and The UBS Funds

1.	UBS Global Allocation Fund

2.	UBS Global Equity Fund

3.	UBS Global Bond Fund

4.	UBS U.S. Large Cap Equity Fund

5.	UBS U.S. Large Cap Value Equity Fund

6.	UBS U.S. Small Cap Equity Fund

7.	UBS U.S. Small Cap Growth Fund

8.	UBS U.S. Real Estate Equity Fund

9.	UBS U.S. Bond Fund

10.	UBS High Yield Fund

11.	UBS Emerging Markets Debt Fund

12.	UBS International Equity Fund

13.	UBS Emerging Markets Equity Fund

14.	UBS Dynamic Alpha Fund

15.	UBS Absolute Return Bond Fund

16.	UBS U.S. Equity Alpha Fund

17.	UBS Global Frontier Fund

18.	UBS Market Neutral Multi-Strategy Fund

19.	UBS Fixed Income Opportunities Fund